Exhibit 14

MSC.SOFTWARE CORPORATION

CODE OF BUSINESS CONDUCT AND ETHICS

MSC.SOFTWARE CORPORATION

CODE OF BUSINESS CONDUCT AND ETHICS

1.   INTRODUCTION

We are firmly committed to conducting business in compliance with the letter and spirit of the law and other accepted standards of business conduct reflected in our corporate and personnel policies.

This Code of Business Conduct and Ethics (“Code”) sets forth the policies and business practices that apply to our Chief Executive Officer and senior financial officers (“Covered Persons”).   Failure to comply with this Code and applicable laws and regulations could severely harm the MSC.Software Corporation (the “Company”).

This Code is in addition to and supplements the Company’s Code of Conduct.  If this Code is inconsistent with the Company’s Code of Conduct, this Code will apply.

We are a publicly traded company.  As such, we rely on the public securities markets for capital to fund many of our activities.  Public investors rely upon the quality and integrity of our financial reports and press releases.  Accordingly, it is imperative that the Company maintain accurate books and records and report its financial results and condition accurately.

This Code does not cover every issue that may arise, but sets out basic principles.  If a law conflicts with a policy in this Code, you must comply with the law.  If you have any questions about the application of this Code to any particular situation, or if you are in a situation that you believe may violate or lead to a violation of this Code, you should contact the Company’s Senior Counsel.

Persons who violate this Code will be subject to disciplinary action and other consequences, as described below.

2.   PROCEDURAL MATTERS; REPORTING

2.1                               Reporting violations.  We encourage and expect you to bring possible violations of the Code to the attention of management by reporting them through the procedures set forth in this Code.

Compliance.  We have appointed the Company’s Senior Counsel as the individual overseeing matters related to this Code.  The Senior Counsel will consult in a confidential manner on specific issues and matters of policy covered by this Code.  You can approach the Senior Counsel on a confidential basis with questions or concerns regarding this Code.  The Senior Counsel will report directly to the Audit Committee on a regular basis.

Audit Committee; Financial or SEC Reporting Issues.  If you have a concern about the Company’s accounting, internal accounting controls or auditing matters you may also communicate that concern directly to our Audit Committee.  The Audit Committee consists entirely of directors who are independent of Company management.  You can decide to keep communications about these matters confidential or anonymous.

2.2                               Confidentiality; No retaliation.  Any good faith communication of possible violations will be kept confidential to the extent practicable.  If you want to keep your identity secret, we will do so to the full extent possible.  The Company does not permit retaliation of any kind against employees for good faith reports of such violations.  We take claims of retaliation seriously.  Allegations of retaliation will be investigated and appropriate action taken.

You can report violations of this Code, Company policies or applicable law in confidence and without fear of retaliation.

2.3                               Certification.  All Covered Persons will be required, on an annual basis, to certify their compliance with this Code.  Certification requires signing and returning a Certificate of Compliance in a form that will be supplied to you.  Failure to do so will be deemed refusal to comply with this Code and may result in disciplinary action.

2.4                               Sanctions; disciplinary actions.  If you violate this Code or any additional policies and procedures issued by the Company, or fail to cooperate with any investigation, you will be subject to disciplinary action.  Those actions could include, but are not limited to, reassignment, demotion, suspension or, where appropriate, dismissal.  You might also be subject to legal proceedings to recover the amount of any losses that the Company may have incurred as a result of such actions.  Actions that violate this Code may also lead to your prosecution under any applicable criminal statutes.

3.   LEGAL COMPLIANCE MATTERS

Our ethical standards require us to obey the law, both in letter and in spirit.  We seek to outperform our competition fairly and honestly through superior performance, never through unethical or illegal business practices.  The Company’s funds, services or assets must not be used for any unlawful or improper purpose.

This Code does not summarize all laws, rules and regulations applicable to the Company and Covered Persons.  Please consult the Company’s Senior Counsel and the various guidelines the Company has prepared if you have questions on specific matters.

3.1                               Insider trading.  Because people who buy or sell securities on the basis of “inside information” have an unfair advantage over other investors, such actions are unlawful and could subject you and the Company to great harm, risk or embarrassment.  All non-public information about the Company should be considered confidential information.  If you have any questions, please consult the Company’s Chief Financial Officer.

The Company has adopted a detailed Insider Trading Policy, which has been distributed to you, setting forth more detail about the matters and procedures for buying and selling Company securities.

3.2                               Political contributions; bribes of governmental officials.  Political contributions or payments to governmental officials are highly regulated and restricted by law.  There are several basic aspects of our policy with respect to such matters.

Political activities.  You must not make or permit any direct or indirect payment or contribution on behalf of the Company for the support of political parties or political candidates for any office (federal, state or local) in the United States or any foreign country, unless authorized in advance in writing by the Company’s  Senior Counsel.  This restriction includes contributions to candidates, office holders and political parties, and can include such things as buying tickets for a political fundraising event, providing meals, goods, services, travel, accommodations or tickets for sporting and entertainment events, loaning personnel during working hours for fundraising activities, and paying for advertisements or other campaign expenses.

Employees are free, and indeed encouraged, to endorse, advocate, contribute to, or otherwise support any political party, candidate or cause they choose.  However, in public political statements, references to your affiliation with the Company should be avoided.  In any personal activity you should make it clear that you are not acting on behalf of the Company.

You must not exert any pressure, direct or implied, that restricts any employee from deciding whether, to whom, and in what amount, he or she will make a political contribution or render services to individual candidates or political committees where permitted by applicable laws.

Lobbying.  Lobbying requires disclosure, is subject to specific rules and covers many kinds of activity.  You may be engaged in lobbying if your work involves contacts with legislatures, regulators, executive branch officials or their staffs, government contract sales, or efforts to influence legislative or administrative action.  You must discuss these activities with the Company’s Senior Counsel in advance to determine whether disclosure and other rules apply before you engage in any of these activities

Foreign Corrupt Practices Act.  The U.S. Foreign Corrupt Practices Act and similar laws prohibit giving anything of value, directly or indirectly, to officials of foreign governments or foreign political candidates in order to obtain or retain business or for any other improper purpose.  This includes payments to reduce taxes or customs duties.  In addition we must be careful in selecting agents and partners, since any improper payments made through them could also result in violations of law by us.  You must not make illegal payments to government officials of any country.  A violation is a serious criminal offense both for Company and individuals which can result in fines, loss of export privileges, and imprisonment for individuals.

3.3                               Bribery; gifts; entertainment.  We want to be successful based on our merits, not because we have unlawfully paid someone for a favor.  We prohibit bribes to anyone, anywhere in the world, for any reason.  Remember that it is your responsibility to avoid prohibited actions.  You must not engage in soliciting, receiving, or accepting, directly or indirectly, any bribe, kickback or other payment or benefit from any employee or agent of any current or prospective vendor, supplier, landlord, lessee, competitor, or other person or entity in any matter related to the Company.

Competition; antitrust.  We believe in fair and open competition.  The U.S. antitrust laws seek to protect, promote, and preserve, free, fair, honest and vigorous competition.

Although the goals of the antitrust laws are clear, the laws themselves are broad, complex and sometimes vague.    Compliance with that policy and the antitrust laws is a fundamental part of our values.

3.4                               Environment, health and safety.  We are committed to environmental, health and safety protection for our employees, customers, neighbors and others who may be affected by our products or activities.  Failure to comply with the Company’s health, safety and environmental policies could pose risks to employees, contractors, customers, neighboring communities, or the environment.  Under many laws, misconduct, even if unintentional, also carries serious penalties and could result in criminal prosecution of employees involved and the Company.

You are responsible for fully supporting our policy of compliance with applicable laws and regulations regarding health, safety, and environmental protection.  Our efforts to maintain and to enhance protection of health, safety and the environment depends on every employee’s familiarity with Company policies and willingness to correct and to report potential noncompliance promptly.

4.   PROFESSIONAL CONDUCT

4.1                               Honesty.  All Covered Persons must ensure that they are honest in the exercise of their responsibilities on behalf of the Company.  Obviously, all situations cannot be covered by a policy statement such as this Code.  Good judgment, coupled with a high sense of personal integrity, is the best policy.  Where situations arise that appear uncertain, you should consult with the Company’s Senior Counsel for guidance.

Solicitation or acceptance of gifts; Entertainment.  We want companies and individuals who do business with us to be free of pressures to give gifts, favors or the like (“Gifts”) to individuals who make decisions about doing business with them.  Gifts include merchandise, services, lavish or unusual entertainment, personal travel, use of real property, and other tangible or intangible items.  Soliciting or accepting Gifts from Customers or Suppliers or from other persons who currently, or who may in the future, do business with the Company is prohibited.

4.2                               Selection of suppliers.  Wherever practicable, Suppliers will be selected by fair and open selection procedures based on quality, need, performance and cost.  All purchases from Suppliers must be in accordance with the Company’s purchasing policies.

4.3                               Conduct outside the Company.  You are expected to adhere to acceptable ethical principles in matters of personal conduct and to exhibit a high degree of personal integrity at all times.  You should not act in a way that might reasonably be viewed as reflecting negatively on the Company and its business activities during times when you are not at work or are not acting on behalf of the Company.

5.   CONFLICTS OF INTEREST

A “conflict of interest” occurs when your private interests interfere with the interests of the Company.  A conflict situation can arise if you take action or have interests that may make it difficult to perform your work for the Company objectively and effectively.  Conflicts of interest may also arise if you or members of your family receive improper personal benefits as a result of your position in the Company.  “Family” includes your spouse, grandparents, parents, stepparents, children, stepchildren, siblings, stepsiblings, grandchildren, uncles, aunts, nephews and nieces, and any spouses or persons in a same-sex committed relationship with you or any of the foregoing persons.  On conflicts questions you are not responsible for learning about the activities of family members who do not reside with you, but if you know about their activities, you must take them into account in these matters.

Conflicts of interest are prohibited except under guidelines approved by the Board of Directors or its Audit Committee.  Activities or positions approved in advance by the Company’s Audit Committee or arising out of business affiliations of Company directors disclosed to the Company’s Board of Directors in connection with its periodic reviews of director independence will not be deemed a conflict of interest under this Code.

Conflicts of interest may not always be clear-cut, so if you have a question, you should consult with higher levels of management or the Company’s Senior Counsel.

Consequences; Penalties.  In litigation involving a possible conflict of interest, a Covered Person may not, under applicable state law, be entitled to any indemnification payments by the Company.  Further, insurance coverage for directors and officers may not be applicable due to a traditional exception with respect to any conduct in connection with a conflict of interest.

Set forth below are areas where conflicts may arise.  These examples are not a comprehensive list of all possible conflicts of interest.

5.1                               Work for third parties.  It is almost always a conflict of interest for you to work simultaneously for a competitor, customer or supplier.  You are not allowed to work for a competitor, customer or supplier as a consultant, board member, officer, agent, employee or in any other capacity.  The best policy is to avoid any direct or indirect personal business connection with our competitors, customers, or suppliers, except on behalf of the Company.

5.2                               Causing the Company to do business where you or a family member stands to gain.  You must not cause the Company to do business with any business in which you or a member of your family directly or indirectly stands to personally gain.  For example, a potential conflict of interest might exist if you are able to negotiate better prices for another business in which you have an interest because you allow the supplier to do business with the Company.

5.3                               Investments; Family businesses.  You and your close relatives need to be careful that your investments do not create conflicts of interest, or the appearance of conflicts of interest, that would impair your ability to make proper decisions on behalf of the Company.  Conflicts can occur if investments are made in competitors, suppliers or customers.  You must not invest in any security (stocks, bonds, options, short sales, etc.) or lend money or otherwise invest in a customer or supplier, its parent company, or any subsidiaries, unless the aggregate of the amount invested constitutes not more than one percent (1%) of the outstanding debt or equity of the customer or supplier.  You must promptly report in writing to the Company’s Senior Counsel any investments in customers or suppliers exceeding the above threshold.  The Company’s Senior Counsel will decide an appropriate course of action, which might require you to dispose of such investments.  For the purposes of this paragraph, the terms “invest” or “investment” includes any investment personally owned or beneficially owned by your family members, nominees, or others where the effect is that you or any family member derives any benefit from such investment.

Such a conflict of interest does not exist if (a) the enterprise is publicly traded and your investment is less than 1% of the Company’s stock or the enterprise is privately held, your interest is worth less than $50,000 or (b) the ownership is through a widely-held mutual fund or similar pooled investment vehicle.

Reporting Investments.  Family businesses or other businesses in which you participate as an owner, a partner, director, officer, employee, consultant or shareholder that may create a conflict of interest or may interfere with your duties to the Company must be disclosed in writing to the Company’s Senior Counsel for review and approval.  The appearance of favoritism, potential for conflict and likelihood of discouraging other service/product providers in the future will be considered by the Company’s Senior Counsel.

5.4                               Hiring or retaining family members; Consultants. The activities of a close relative can create a conflict of interest, or an appearance of a conflict of interest.  This happens when an employee’s loyalty becomes divided – or may appear to be divided – between loyalty to the close relative (who has one set of interest) and loyalty to the Company (which may have different interests).  You must not cause the Company to retain or employ as an employee or consultant or other capacity a member of your family in a reporting or supervisory position, except as otherwise authorized by the Audit Committee.

5.5                               Corporate Opportunity.  Covered Persons are prohibited from (a) taking for themselves personally opportunities that properly belong to the Company or are discovered through the use of corporate property, information or position; (b) using corporate property, information or position for personal gain; and (c) competing with the Company.

6.   FINANCIAL MATTERS; HONESTY

You are expected to do everything within your power to ensure that Company financial and non-financial information is maintained and reported accurately and properly.

6.1                               Books and records.  All assets, liabilities, expenses and transactions must be recorded in the Company’s regular books of account in a manner consistent with the Company’s internal controls and accounting policies.  Undisclosed or unrecorded funds or assets of the Company must not be established or maintained for any purpose.  Documentation of all material business transactions must accurately describe the essential information.

6.2                               Record retention and destruction.  Records should be retained or destroyed according to the Company’s record retention policies only in accordance with such policies.  In accordance with those policies, in the event of pending or threatened litigation or governmental investigation, consult the Company’s attorney before destroying any documents or records directly or indirectly related to that matter.

6.3                               Financial statements.  Knowingly misrepresenting facts in the preparation of financial statements, financial data or other Company records is strictly prohibited by Company policy and the law.  In that regard, you must not:

•                  Make or approve, or direct another person to make, materially false or misleading entries in the financial statements or records of the Company;

•                  Fail to correct any financial statements or records of the Company that are materially false or misleading when you have the authority to make such corrections;

•                  Sign, or permit or direct another to sign, a document that contains materially false or misleading information or that omits material information necessary to prevent the document, in light of the circumstances at the time, from being misleading.

6.4                               Periodic reports and other disclosure documents.  We are committed to providing full, fair, accurate, timely and understandable disclosure in periodic reports required to be filed with the SEC (“Periodic Reports”) and in all other disclosure documents filed with or submitted to the SEC or provided to the Company’s investors or prospective investors (“Disclosure Documents”).  If you participate in the preparation, review, filing or distribution of the Company’s Periodic Reports or Disclosure Documents, or the collection and submission of financial and non-financial data for inclusion in such reports or documents, you should:

•                  Promptly notify appropriate management personnel of all material information relating to the Company, particularly during periods in which any such report or document is being prepared.

•                  Carefully review the financial statements and other financial information (including, as applicable, footnote disclosure, selected financial data, and management’s discussion and analysis of financial condition and results of operation) contained in drafts of any Periodic Reports or Disclosure Document submitted to you for review.

•                  If you believe the financial statements and/or other financial information included in such report or document does not fairly present in all material respects the financial condition, results of operations and cash flows of the Company as of, and for, the periods presented, you should promptly notify appropriate management personnel or follow the reporting alternatives under Section 2.1 of any issues, concerns or significant deficiencies in the financial and non-financial disclosure contained in any draft Periodic Report or Disclosure Document.

•                  Promptly notify appropriate management personnel or follow the reporting alternatives under Section 2.1 if you become aware of (a) any significant deficiencies in the design or operation of the Company’s internal controls that could adversely affect the Company’s ability to record, process, summarize and report financial data and information, and (b) any fraud, whether or not material, that involves management or other Company employees who have a significant role in the Company’s financial reporting or internal controls.

6.5                               Dealings with external auditors and internal audit staff.  Our personnel who communicate with our external auditors and internal audit staff are expected to adhere to the guidelines set forth below.

•                  You should be candid and forthright in all dealings with the Company’s external auditors or internal audit staff, and you must not knowingly misrepresent facts or knowingly fail to disclose material facts.

•                  You must not take or direct any other person to take, any action to fraudulently influence, coerce, manipulate, or mislead any auditor engaged in the performance of an audit of the Company’s financial statements for the purpose of rendering such financial statements materially misleading.

•                  You must not make false or misleading statements to an accountant or auditor in connection with any audit or examination of the Company’s financial statements.

6.6                               Disagreements or questioning of financial statements or reporting.  If you have a disagreement or dispute relating to the preparation of financial statements or the recording of transactions in the Company’s books, you should take appropriate steps to ensure that the situation is resolved properly.  You should make your concerns known to the appropriate higher level(s) of management within the Company or follow the reporting alternatives under Section 2.1.  You should document your understanding of the facts, the issues involved, and the parties with whom these matters were discussed.

7.   OTHER PROVISIONS

7.1                               Amendments; Waivers.  Amendments to this Code must be in writing, and material amendments may be made only with the prior approval of the Audit Committee of the Board.  Any exception from or waiver of the specific policies set forth in this Code can be made only by the Audit Committee.

7.2                               Enforcement.  The Company’s Senior Counsel and all executive and management personnel are responsible for the enforcement and compliance with this Code.  Such responsibilities include, but are not limited to, the periodic distribution to and discussion of this Code with employees under their supervision to ensure employee knowledge and compliance.

7.3                               Audit Procedures.  The Company’s Senior Counsel, Chief Executive Officer, Chief Financial Officer, the Board of Directors or the Audit Committee may, at their discretion, from time to time, establish and disseminate additional personnel policies and procedures or accounting and financial policies and procedures to monitor and to test compliance with this Code.

7.4                               Interpretation.  All questions regarding the interpretation, scope, and application of the policies set forth in this Code shall be referred to the Company’s Senior Counsel or to the Audit Committee.